Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: David Smith, CFO
Phone: (574) 535-1125
E Mail: drew@drewindustries.com

DREW INDUSTRIES APPOINTS TRACY GRAHAM
TO BOARD OF DIRECTORS

Elkhart, Indiana - March 18, 2016 - Drew Industries Incorporated (NYSE: DW), a leading supplier of components for the recreational vehicle and adjacent industries, today announced the appointment of Tracy Graham to the Company’s Board of Directors, as an independent director. Graham will serve on the Board’s Audit and Corporate Governance and Nominating Committees, and will also serve on the Board’s newly formed Risk Committee. He will also be nominated as a director to be voted on by stockholders at the Company’s May 2016 Annual Meeting of Stockholders.

Graham, 42, is Chief Executive Officer and Managing Principal of Graham-Allen Partners, a private investment firm focused on investing in technology and technology-enabled companies. Prior to forming Graham-Allen Partners in 2009, he served as Vice President of SMB Technology Services for Cincinnati Bell, one of the nation’s leading regionally focused local exchange, wireless, and data center providers. Graham also successfully built and sold three technology companies over a 12-year period, including GramTel USA, Inc., a provider of managed data center and related services to mid-sized businesses, which was sold to Cincinnati Bell. Further, during his 20-year career, Graham held several executive and leadership positions with technology-based companies.

“We are delighted to welcome Tracy to our Board,” said Jim Gero, Chairman of Drew’s Board of Directors. “His multifaceted understanding of the data technology and cybersecurity issues facing businesses today, as well as his strong leadership skills and strategic experience with growth-oriented companies, will be of significant benefit to Drew’s management and stockholders.”

Graham earned a Bachelor of Arts degree in Sociology from the University of Notre Dame. He is also a director of 1st Source Bank, and during a three-year term expiring in 2015, was a director of 1st Source Corporation, a bank holding company headquartered in South Bend, Indiana that provides, through its subsidiaries, a broad array of financial products and services.

About Drew Industries

From 44 manufacturing and distribution facilities located throughout the United States and Canada, Drew Industries, through its wholly-owned subsidiary, Lippert Components®, supplies a broad array of components for the leading manufacturers of recreational vehicles and manufactured homes, and to a lesser extent supplies components for adjacent industries including buses; trailers used to haul boats, livestock, equipment and other cargo; pontoon boats; modular housing; and factory-built mobile office units. Drew’s products include steel chassis; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen and other products; windows; manual, electric and hydraulic stabilizer and leveling systems; chassis components; furniture and mattresses; entry, luggage, patio and ramp doors; electric and manual entry steps; awnings and slide toppers; LED televisions and sound systems; navigation systems; wireless backup cameras; other accessories; and electronic components. Additional information about Drew and its products can be found at www.drewindustries.com.

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